[redacted]

KELLER WILLIAMS REALTY

COUNTER OFFER # 1

This is a Counter Offer from □ Seller to Buyer OR □ Buyer to Seller

Seller Name: [redacted] **Seller Name:** [redacted]

Buyer Name: Arrived Holdings, Inc. **Buyer Name:**

The undersigned agree to and accept the Purchase and Sale Agreement with an offer date of 03/24/2022 **for the purchase of real property commonly known as:**

674 Sly Fox Clarksville TN 37040

Address, City, State, Zip

With the following exceptions:

Line Item 3: Sellers are Miguel Perez and Iris Perez
Line Item 39: Purchase Price to be $300,000.00
Line Item 146: Buyer to pay own closing costs and seller to pay own closing costs. [redacted] [redacted]
Line Item 150: Closing title company for sellers is Freedom Title, Clarksville, TN
Line Item 185: Closing date to be ~~4/11/22~~ 4/15/2022 12:55 PM CDT dotloop verified 1:01 PM CDT dotloop verified
Line Item 316: Resolution period to be 0 days. Home is being sold as is with a pass/fai[redacted] dotloop verified
-Freedom Title to withhold $1500.00 of sellers proceeds after closing to ensure all personal items are removed from the home, and home is in broom swept condition and all keys are left in home. This $1500 will not be released until the sellers have vacated the property and the buyer's agent or representative on behalf of buyer has verified the property is vacant and free of personal property. (interior and exterior).

ALL OTHER TERMS AND CONDITIONS OF THE ORIGINAL ATTACHED PURCHASE AND SALE AGREEMENT ARE ACCEPTABLE TO THE UNDERSIGNED. ALL TERMS AND CONDITIONS PROPOSED IN PREVIOUS COUNTER OFFERS, IF ANY, ARE NOT INCLUDED IN THIS COUNTER OFFER UNLESS RESTATED HEREIN.

This Counter Offer form will not be a part of the Purchase and Sale Agreement and be binding until accepted and signed by all parties.

Until notice of acceptance is delivered the subject Property is still on the market for sale, and this offer may be revoked at any time with notice, and the Property may be sold to any other party.

Time Limit of Offer: This Offer may be withdrawn at any time before acceptance with notice. Offer terminates if not accepted by 12:00 o'clock □ am/ ☒ pm, local time, on the 25th day of March, 2022.

[redacted] dotloop verified 03/25/22 10:01 AM CDT JTKZ-BQB6-ZJVG-ZGNF | [redacted] dotloop verified 03/25/22 10:44 AM CDT LQBS-V1ZS-CEHF-WL77

Seller/Buyer ***(Party making counter offer) DATE*** **Seller/Buyer** ***(Party making counter offer) DATE***

The undersigned has received and

☑ **ACCEPTED** this offer
□ **REJECTED** this offer
□ **COUNTERED** this offer with Counter Offer #________

At ____ o'clock □ am/ □ pm; this ____ day of ____________, ________.

[redacted] dotloop verified 3/25/22 10:03 AM PDT HEK-CUJD-SWCW-PPM6

Seller/Buyer ***(Responding Party)*** **Seller/Buyer** ***(Responding Party)***

Acknowledgement of Re[redacted] dotloop verified 03/25/22 1:56 PM EDT COPJ-HBTH-UWC6-TCOU acknowledges receipt of the final accepted offer on ____________ at ________ o'clock □ am/ □ pm, and this shall be referred to as the Binding Agreement Date for purposes of establishing performance deadlines as set forth in the Agreement.

NOTE: This form is provided by Tennessee REALTORS® to its members for their use in real estate transactions and is to be used as is. By downloading and/or using this form, you agree and covenant not to alter, amend, or edit said form or its contents except as where provided in the blank fields, and agree and acknowledge that any such alteration, amendment or edit of said form is done at your own risk. Use of the Tennessee REALTORS® logo in conjunction with any form other than standardized forms created by Tennessee REALTORS® is strictly prohibited. This form is subject to periodic revision and it is the responsibility of the member to use the most recent available form.

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